EXHIBIT 16.1

[Salberg & Company, P.A.]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We were previously the principal accountants for P.D.C. Innovative Industries, Inc. and under the date of April 9, 2004, we reported on the financial statements of P.D.C. Innovative Industries, Inc. as of December 31, 2003 and 2002 and for the period from September 7, 1994 (inception) to December 31, 2003. On June 2, 2004, we were dismissed as principal accountant. We have read P.D.C. Innovative Industries, Inc. statements included in its Form 8-K, Item 4, paragraphs 1 and 2 and agree with such statements. We have no basis to agree or disagree with other statements in Item 4.

Date: June 3, 2004

SALBERG & COMPANY, P. A.

/s/ Scott D. Salberg, CPA, CVA

For the Firm